SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

                              Amendment No. 1

X       Filed by the registrant
___     Filed by a party other than the registrant

Check the appropriate box:

___     Preliminary Proxy Statement

___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

___     Definitive Proxy Statement

X       Definitive Additional Materials

___     Soliciting Material Pursuant to ss. 240.14a - 11(c) or ss. 240.14a-12

                              MATRIA HEALTHCARE, INC.
                   (Name of Registrant as Specified in Its Charter)

                                     N/A
(Name of Person(s) filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

X       No fee required.

___     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)     Title of each class of securities to which transaction applies:_______

(2)     Aggregate number of securities to which transaction applies:__________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):___________________________________________________

(4)     Proposed maximum aggregate value of transaction:______________________

(5)      Total fee paid: _____________________

         Fee paid previously with preliminary materials.

     Checkbox if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2)and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid:  N/A
(2)   Form, Schedule or Registration Statement No.:  Definitive Proxy Statement
(3)   Filing party:     Registrant
(4)   Date Filed:       April 14, 2000

Dear Shareholder:

         At its meeting on April 24, 2000, the Board of Directors of Matria Healthcare, Inc. voted to increase the size of the Board of Directors from nine members to eleven members and elected two new members to the Board of Directors to fill the vacancies created by the increase. The Board actions will take effect as of May 18, 2000. Enclosed with this letter is a copy of the press release announcing the election of the two new Board members.

         This letter and the enclosed press release are being sent to you to supplement the Proxy Statement that you recently received in connection with the upcoming Annual Meeting of Shareholders to be held on May 18, 2000.

         We hope that all shareholders who attend the Annual Meeting will have an opportunity to greet the new Board members.

                                            Very truly yours,



                                            Roberta L. McCaw
                                            Secretary

Marietta, Georgia
May 9, 2000

                                NEWS RELEASE


                  MATRIA HEALTHCARE ANNOUNCES THE ADDITION OF
                 THOMAS S. STRIBLING AND DONALD W. WEBER TO ITS
                               BOARD OF DIRECTORS

        MARIETTA, GA, May 9, 2000 - Matria Healthcare, Inc. (NASDAQ:MATR) announced today the election of Thomas S. Stribling and Donald W. Weber to its Board of Directors. The Matria Board voted to increase the size of the Board of Directors from nine to eleven members and elected Messrs. Stribling and Weber to fill the vacancies created by the increase.

        Thomas W. Stribling, age 57, was elected to a term commencing on May 18, 2000 and expiring in 2001. Mr Stribling is an entrepreneur and private investor. From 1998 to September 1999, Mr. Stribling was President, Chief Executive Officer and a member of the Board of Directors of Scandipharm, Inc., a privately-held pharmaceutical company. Mr. Stribling served from 1997 to 1998 as Vice Chairman and Chairman of the Advisory Board of Legacy Securities Corporation, an investment banking and securities group. From 1994 to 1996, Mr. Stribling served as President of UCB Pharma, Inc., a division of a Belgian-based pharmaceutical company, and from 1991 to 1994, he served as Chairman and President of Northampton Medical, Inc. Previous positions held by Mr. Stribling include Group Vice President of Solvay Pharamaceuticals and Vice President of Sales and Marketing with Reid Rowell, Inc. He also serves as Chairman of the Board of Advisors for the Tate Center for Entrepreneurship at the College of Charleston and is a member of the Dean's Advisory Committee at the University of Alabama School of Medicine.

        Donald W. Weber, age 63, was elected to a term commencing on May 18, 2000 and expiring in 2002. Mr. Weber was President and Chief Executive Officer of Viewstar Entertainment Services, Inc., a distributor of satellite enter-tainment systems, from August 1993 until November 1997, when he sold that company and became a private investor. From 1991 to August 1993, he was a consultant and private investor, and from 1987 to 1991, he served as President and Chief Executive Officer of Contel Corporation, a $3.2 billion telecommuni-cations supplier, which was sold in 1991 to GTE Corp. Mr. Weber is also a director of Healthcare.com Corporation, Powertel, Inc., Pegasus Communications Corporation, Headhunter.net, Inc. and Knology Holdings, Inc.

        Matria is a leading provider of comprehensive disease management services to physicians, health plans and employers for women's health and the chronic conditions of diabetes, cardiovascular disease and respiratory disorders. Headquartered in Marietta, Georgia, Matria has more than 40 offices in the United States and abroad. More information about Matria and QDS can be found online at www.matria.com.